Exhibit 32.1

CERTIFICATIONS

Each of the undersigned, in his or her capacity as the principal executive officer and principal financial officer of Scilex Holding Company (the “Company”), as the case may be, hereby certifies, pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), that, to the best of their knowledge:

1. This Annual Report on Form 10-K for the period ended December 31, 2022 fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2. The information contained in this Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by this Annual Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission (“SEC”) or its staff upon request.

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of this Annual Report), irrespective of any general incorporation language contained in such filing.

IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the 7th day of March 2023.

/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

/s/ Elizabeth Czerepak
Elizabeth Czerepak Executive Vice President, Chief Executive Officer and Chief Business Officer (Principal Financial Officer)